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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2003, except as to Note 15 which is as of March 21, 2003, relating to the financial statements and financial statement schedule, which appears in NexMed, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 25, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.





PricewaterhouseCoopers LLP
New York, New York
January 9, 2004